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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                             _____________________


     Date of Report (Date of earliest event reported) December 18, 2000


                                 TIDEWATER INC.
             (Exact name of registrant as specified in its charter)

       Delaware                       1-6311                   72-0487776
(State of incorporation)      (Commission File Number)       (IRS Employer
                                                          Identification No.)

     601 Poydras Street, Suite 1900                        70130
(Address of principal executive offices)                 (Zip Code)

                                (504) 568-1010
             (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)
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ITEM 9.  REGULATION FD DISCLOSURE.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency controls; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

     On December 18, 2000, the Company issued the following Quarterly Report to
Shareholders:

FELLOW SHAREHOLDERS:

     For the quarter ended September 30, 2000, Tidewater's net earnings were $26.3 million, or $.47 per share, on revenues of $146.1 million. That compares to the same quarter last year when net earnings were $18.9 million, or $.34 per share, on revenues of $139 million. Included in this quarter's net earnings is a $10.9 million after-tax gain, or $.19 per share, from the sale of Tidewater's interest in National Marine Service. Six months net earnings were $34.5 million, or $.61 per share, on revenues of $283 million. That compares to last year's six months net earnings of $35.3 million, or $.64 per share, on revenues of $293.5 million.

     Strong commodity prices for natural gas in the Gulf of Mexico and for worldwide oil have resulted in significantly higher cash flows for our customers. Independent exploration and production companies in the United States are reinvesting much of their added cash flow in additional offshore gas drilling to meet expected U.S. gas demand. The number of rigs working in the U.S. Gulf has expanded dramatically, in turn causing marine vessel utilization to climb. Part of this demand is reflected in our financial results for the September quarter. Our expectation is that results for the third quarter, ending December 31, should be materially improved due to rate increases that became effective October 16th.

     International activity remains modest in spite of a tripling of worldwide oil prices from a $10 to $12 low over a year ago. In the aggregate, the super majors and national oil companies we depend upon have not increased drilling expenditures in calendar 2000. Industry consolidation appears to be largely responsible for this anomalous situation because spending priorities have been reexamined in a consolidated light by our biggest customers. Some of these same customers are forecasting declines in prices over an extended period further compounding future rig and marine vessel demand. We expect that most of the international customers will shortly respond to increased difficulty in replacing reserves. Large new fields are not coming on stream fast enough to offset required production and allow for reserve increases. We forecast significantly higher international activity for your company when the realities present themselves. Even now we are noting increased inquiries on the international front.

     We are in the midst of turning our Tidewater new construction plan into a firm commitment. Supplier bids are presently being evaluated with the expectation that
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construction spending will be underway this December. Planned spending for the program should be in the vicinity of $300 million. Because of very attractive commodity prices and perceived additional marine vessel demand, we chose to augment the new construction program with open market purchases of 13 large North Sea type platform supply vessels and anchor handlers. Approximately $250 million has been and will be paid to acquire these high-end, deepwater ships, all of which are newly built. Our purchase of eight vessels from Sanko Steamship Company for $160 million is included in the outlay above. The strategy underlying this acquisition and new-build program is to place the company in a position to provide the best overall services to all of our offshore energy customers. We estimate that we will be able to finance our entire program through forecasted cash flow and current cash on our balance sheet. We expect to remain debt free.

     The financial community has responded positively to our successful plan to improve U.S. day rates and to our new construction and acquisition program for high-end ships. In the process, our stock price has about doubled.

     In closing, I wish to express our sincere appreciation to Ken C. Tamblyn, our executive vice president and chief financial officer who retired from the company on August 31, 2000, after 14 years of service. On behalf of all employees and shareholders, we wish him well in his retirement.

                                        William C. O'Malley
                                        Chairman of the Board,
                                        Chief Executive Officer and President
                                        December 8, 2000
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TIDEWATER INC.


                              By:   /s/  Willam C. O'Malley
                                    -----------------------
                                    William C. O'Malley
                                    Chief Executive Officer and
                                    President

Date:  December 18, 2000